Exhibit 99.1

[First Community Financial Corporation Stationery]

[Date]

Dear Shareholder:

At this time, I am pleased to announce that the Board of Directors of First Community Financial Corporation (the “Company”) has authorized the posting of certain information on the website maintained by the Company’s primary subsidiary, The First National Bank of Miffintown, for purposes of facilitating shareholder trading of Company common stock. Information to be posted will include: (i) the names of shareholders who have authorized the Company to identify them as being interested in selling some or all of their shares of Company common stock; (ii) the number of shares being offered; (iii) the asking price for such shares, if any; (iv) the trading range of the Company’s common stock for the last four quarters; and (v) to the extent known to the Company, prices at which Company common stock has traded during the previous two (2) fiscal quarters. The Company has decided to maintain such information on its website simply as a service and accommodation to its shareholders to facilitate their trading of Company common stock. The foregoing information will be accessible from the Bank’s website address, www.fnbmifflintown.com by clicking on the hypertext link labeled “Investor Relations” appearing at the bottom of the webpage.

The following describes the process for shareholders to be identified on the Bank’s website as interested in selling their shares. It is important to emphasize that shareholders are not required to participate in this process or access the information posted on the website in order to trade their shares, and are free to make other arrangements.

Sellers List. The First National Bank of Mifflintown will maintain a list of shareholders who have expressed an interest in selling shares of their Company stock (such persons are hereinafter referred to as “Sellers” and the list as the “Sellers List”). Shareholders may request to be included on the Sellers List at any time by delivering to the Bank a completed Authorization Form in the form enclosed herewith. A printable copy of the Authorization Form will be posted on the website. A Seller will remain on the Sellers List until he or she directs the Bank to remove them from the Sellers List.

Posting of Information on the Bank’s Website. The Bank will maintain on its website the Sellers List identifying all of the Sellers. In addition to each Seller’s name, the information contained on the website also will identify the Seller’s contact information as provided by the Seller (address, telephone number, e-mail address, etc.), the number of shares of Company stock the Seller is offering for sale, and the price asked by the Seller for his or her shares, if any. The website also will disclose, to the extent known to the Company, the high and low sales prices for Company stock during the four calendar quarters most recently ended and the prices and number of shares involved in all public and private transactions for the previous two (2) fiscal quarters, and provide hyperlinks to the Company’s quarterly financial information.

The Bank will update the foregoing information on or about the 10th day of each month. Sellers who deliver a completed Authorization Form to the Bank after the first day of a month ordinarily will not be included in the update on or about the 10th day of the month, but will be included in the update on or about the 10th day of the following month.

Contacting Sellers. Persons interested in purchasing shares of Company common stock (hereinafter referred to as “Buyers”) should contact Sellers directly. All trades between Buyers and Sellers must be executed by them independently of the Company, the Bank, and their respective directors, officers and employees. The Company and the Bank will not match or otherwise solicit potential Buyers and Sellers, be involved in any purchase or sale negotiations between Buyers and Sellers or give advice to any Buyers or Sellers regarding the merits or shortcomings of any particular trade or the value of Company stock.

The Board of Directors believes that providing the foregoing information may have the effect of broadening the market for a Seller’s stock. In addition, pursuant to this process, Sellers will be identified to Buyers rather than the other way round. This will allow Buyers to avoid unwanted solicitations and to preserve their confidentiality until such time as they themselves reach out to contact an interested Seller. Neither the Company nor the Bank will disclose a Buyer’s identity to a Seller.

Transferring Shares. Buyers and Sellers must make their own arrangements for completing their transactions. The Bank, however, as the Company’s transfer agent, will carry out the ministerial act of transferring shares of stock on the Company’s books and records and issuing new stock certificates.

The providing of this information is a service and accommodation made available by the Company to its stockholders to facilitate their trading of Company stock. Neither the Company nor the Bank will make any representation or warranty regarding the prices “asked” by any Seller, nor will the Company or the Bank assure that any trade will or should occur as to any particular number of shares or at any particular price. No compensation will be paid to or received by the Company, the Bank or any of their respective directors, officers or employees in connection with providing the foregoing information or in connection with any trade of Company stock effected pursuant to this system.

Securities Law Compliance. All applicable state and federal securities laws, including registration, anti-fraud and anti-manipulation provisions, apply to every offer made and transaction consummated with respect to Company common stock. Each Buyer and Seller is responsible for his or her own compliance with such laws and should consult with his or her own financial advisor and legal counsel as to such matters.

Effective Date. The Bank will first disclose the foregoing information on its website on or about December 10, 2009. Persons interested in being included as interested Sellers on that first posting should deliver the enclosed completed Authorization Form to the Bank by December 9, 2009.

All communications related to the foregoing, including the delivery of completed Authorization Forms and requests to be removed from the Sellers List, should be directed to:

Jennifer S. Kauffman, Assistant Secretary

First Community Financial Corporation

Investor Relations

2 North Main Street

P.O. Box 96

Mifflintown, PA 17059

(717) 436-2144 or 1-866-950-2144

We believe you will find this information helpful in facilitating a more active market to trade your Company stock. Your experiences, comments and questions are important to us. Please share them with us and thank you for your continued support.

Sincerely,

/s/ Jody D. Graybill

Jody D. Graybill
President

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